Exhibit 99.1

VANGUARD NATURAL GAS, LLC
SUMMARY OF PROPOSED TERMS AND CONDITIONS
OF REVOLVING CREDIT FACILITY AND TERM FACILITY
This Summary of Proposed Terms and Conditions (the “Term Sheet”) outlines certain key terms of a proposed Amended and Restated Revolving Credit Facility and Term Loan Facility to be effective on the effective date of the Plan (as defined below). This Term Sheet is for discussion purposes only and is neither a proposal nor a commitment to provide financing. Nothing in this Term Sheet is binding on any party and no party will be bound to any commitment or agreement until such time, if any, as Definitive Documentation shall have been executed and delivered among the parties with express reference to such commitment or agreement and approved by the Bankruptcy Court. The outlined offered terms are subject to change, withdrawal or modification in the sole discretion of the Agent and/or the Loan Parties. (For purposes of this Term Sheet “Definitive Documentation” means all documents related to the Plan, including, without limitation, the Plan Support Agreement, the Disclosure Statement, Plan, and Confirmation Order). No party shall be entitled to rely on any statement or representation made by any other party or its representatives except as ultimately set forth in final, executed Definitive Documentation, if any.

Prepetition Facility:
The senior secured revolving credit facility (the “Prepetition Facility”) provided by Citibank, N.A., as Administrative Agent under and as defined therein (the “Prepetition Agent”), and certain lenders (the “Prepetition Lenders”) pursuant to that certain Third Amended and Restated Credit Agreement dated as of September 30, 2011 (as amended, supplemented or otherwise modified, the “Prepetition Credit Agreement”) by and among the Borrower (together with its affiliated chapter 11 debtors, the “Debtors”), as borrower thereunder, Vanguard Natural Resources, LLC, a Delaware limited liability company (the “Parent”), as parent guarantor, the Prepetition Agent and the Prepetition Lenders.

Borrower:	Vanguard Natural Gas, LLC, a Delaware limited liability company (the “Borrower”), as reorganized pursuant to the Plan.
Guarantors:
The obligations of (a) the Borrower under the Facilities (as defined below), (b) any Loan Party (as defined below) under any hedging agreements entered into between such Loan Party and any counterparty that is a Lender (as defined below) (or any affiliate thereof) and (c) any Loan Party under any treasury management arrangements between such Loan Party and a Lender (or any affiliate thereof) (such obligations, collectively, the “Obligations”) will be unconditionally guaranteed, on a joint and several basis, by the Parent, each other entity formed or otherwise continuing through the Plan as a successor to the Debtors (other than the Borrower) and each other wholly-owned direct or indirect subsidiary of the Borrower (collectively with the Parent, the “Guarantors” and, collectively with the Borrower, the “Loan Parties”; and such guarantee being referred to as the “Guarantee”). All Guarantees shall be guarantees of payment and not of collection.

The Plan Support Agreement:
The Debtors, the Consenting RBL Lenders, the Consenting Second Lien Note Holders, and the Consenting Senior Note Holders (each as defined therein) shall enter into a plan support agreement (the “Plan Support Agreement”), which agreement shall be in form and substance satisfactory to the Required Prepetition Lenders and consistent in all respects with the terms provided for herein.

Required Prepetition Lenders:
“Required Prepetition Lenders” shall mean Prepetition Lenders totaling at least 50% of all Prepetition Lenders, in number, and holding more than 66 2/3% of the Prepetition Commitments (as defined below).

Prepetition Commitment:	“Prepetition Commitment” shall mean, as to each Prepetition Lender, its pro rata share of the Aggregate Commitments (as defined in the Prepetition Credit Agreement).

Chapter 11 Plan:
The Debtors shall file with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and seek confirmation of a chapter 11 plan (the “Plan”), which shall (a) be consistent in all respects with this Term Sheet and the Definitive Documentation, (b) give effect to the transactions contemplated by this Term Sheet and the Definitive Documentation, and (c) otherwise be in form and substance reasonably satisfactory to the Required Prepetition Lenders.

Lead Arranger and Bookrunner:	Citibank, N.A. (“Citibank”) will act as lead arranger and bookrunner (in such capacity, including any affiliates acting in such capacity, collectively, the “Lead Arranger”).
Administrative Agent, Issuing Bank and Swingline Lender:
Citibank, as administrative agent and issuing bank (in such capacities, respectively, the “Agent” or “Issuing Bank”, as the case may be). Additional Issuing Banks may be added with the consent of the Borrower and the Agent.

Lenders:
Initially, each Prepetition Lender electing to participate in the Facilities (as described and defined below) pursuant to the Plan Support Agreement (each, an “Electing Lender”) and certain of the Consenting Senior Note Holders (as defined in the Plan Support Agreement) upon the acquisition by such Consenting Senior Note Holders of $31.25 million of Term Loans (deemed issued under the Term Facility as described and defined below) pursuant to the Backstop Commitment and in accordance with the Plan (collectively, and together with any party that becomes a lender by assignment, the “Lenders”).

Facilities:
A senior secured, amended and restated Revolving Facility and a “last-out” first lien Term Facility (collectively, the “Facilities”), in each case, as more fully described below and which shall become effective on the effective date of the Plan (the “Plan Effective Date”).

(a)    Revolving Facility. Pursuant to the Plan, and as part of the treatment of their Obligations under the Plan, the Electing Lenders shall become revolving lenders on the Plan Effective Date (collectively, the “Revolving Lenders”) by agreeing to provide a lending commitment in respect of a senior secured first lien reserve-based revolving credit facility (each such Revolving Lender’s commitment, as reduced from time to time in accordance with the terms hereof, its “Revolving Commitment Amount” and such revolving facility, the “Revolving Facility” and the loans under such Revolving Facility, the “Revolving Loans”) in an amount equal to such Revolving Lender’s pro rata share of an aggregate $[850] million (the aggregate revolving commitments for all Revolving Lenders, as reduced from time to time in accordance with the terms hereof, the “Maximum Revolving Commitments”). In accordance with the Plan but subject to the required Excess Cash sweep on the Closing Date, the Revolving Facility shall be deemed fully-drawn on the Closing Date and be secured pari passu with the Term Facility on a “first out” basis.

(b)    Term Facility. A 45-month first lien “last out” term loan facility in an aggregate principal amount equal to $[125,000,000] (the “Term Facility,” the loans thereunder, the “Term Loans” and the Lenders thereunder, the “Term Lenders”). Pursuant to the Plan, (i) the Electing Lenders, as part of the treatment of their obligations under the Plan, shall become Term Lenders on the Plan Effective Date in respect of Term Loans deemed made by such Term Lenders on the Plan Effective Date as “take-back” paper (or similar) in an amount equal to such Term Lender’s pro rata share of an aggregate $[93.75] million and (ii) certain of the Consenting Senior Note Holders shall become Term Lenders upon their acquisition of $31.25 million in aggregate principal amount of Term Loans (initially deemed issued under the Term Facility) pursuant to the Backstop Commitment and upon the payment, in cash, of such amount to the Agent. The Term Facility shall be secured in a manner pari passu with the Revolving Facility on a “last out” basis.

Without limiting the payment priority set forth in the mandatory and optional prepayment provisions below, all proceeds of Collateral after the occurrence and during the continuance of an Event of Default shall be allocated first, to pay all amounts outstanding under the Revolving Facility (including, without limitation, interest, principal, fees and cash-collateralization of Letters of Credit (as defined below)) and second, to pay amounts outstanding under the Term Facility.
The Revolving Facility will include a subfacility for standby letters of credit (each, a “Letter of Credit”) in the aggregate principal amount not to exceed the lesser of (x) the Maximum Revolving Commitments, (y) the then-effective Borrowing Base and (z) $5,000,000.

For the avoidance of doubt, conditions to effectiveness of the Facilities (“Conditions to Effectiveness of Facilities”) shall include the following: (x) the conditions under the headings “Conditions to Closing” and “Conditions to All Extensions of Credit” below; (y) entry of an order confirming the Plan (the “Confirmation Order”); and (z) the occurrence of the Plan Effective Date.

Amortization:
Commencing with the first full fiscal quarter following the Closing Date, the Term Loans shall be repaid in equal quarterly installments of 1% per annum of the original principal amount of the Term Loans on each December 31, March 31, June 30 and September 30, with the balance payable on the date which is 3 years and 9 months after the Closing Date. There shall be no amortization of Revolving Loans.

Borrowing Base and Borrowing Base Redetermination:
Availability under the Revolving Facility shall be subject to a borrowing base (the “Borrowing Base”), which shall be initially determined and periodically redetermined (each such redetermination a “Borrowing Base Redetermination”) as set forth below and otherwise on terms not less restrictive on the Borrower and the other Loan Parties than the Prepetition Credit Agreement.

On the Plan Effective Date, the initial Borrowing Base shall be deemed to equal [$850,000,000]. Thereafter, a Borrowing Base Redetermination shall occur on the first anniversary of the Plan Effective Date (the “First Scheduled Redetermination Date”), and thereafter on each 6-month anniversary of the First Scheduled Redetermination Date.

Interim Borrowing Base Redeterminations shall be implemented (a) upon the request of the Agent or the requisite Lenders (a “Lender Wild Card Redetermination”), or (b) after the First Scheduled Redetermination Date, upon the request of the Borrower; provided that (i) that there shall be no Lender Wild Card Redetermination prior to the First Scheduled Redetermination Date, (ii) there shall be no more than one Lender Wild Card Redetermination between each scheduled Borrowing Base Redetermination and (iii) there shall be no more than one interim Borrowing Base Redetermination made at the request of the Borrower between each scheduled Borrowing Base Redetermination.

In the event the total outstanding balance of the Revolving Loans and other revolving credit exposure is greater than the then-effective Borrowing Base (such excess, a “Borrowing Base Deficiency”), the Borrower shall, within 15 days after notice from Agent of such Borrowing Base Deficiency, notify Agent of the Borrower’s election to exercise one, or a combination of, the following options in order to cure such Borrowing Base Deficiency: (a) repay the Borrowing Base Deficiency (after giving effect to any action taken or proposed to be taken under clause (c) below) in a single lump sum for application to the Revolving Loans and other revolving credit exposure; (b) repay the Borrowing Base Deficiency (after giving effect to any action taken under clause (c) below) in six monthly installments equal to one-sixth of such Borrowing Base Deficiency with the first such installment due 30 days after notice from Agent of such Borrowing Base Deficiency and each following installment due 30 days after the preceding installment for application to the Revolving Loans and other revolving credit exposure; or (c) within 30 days after receipt of notice from Agent of such Borrowing Base Deficiency, provide additional collateral with a value and quality as the Agent deems appropriate in its sole discretion and in a manner consistent with its normal oil and gas lending criteria at the time of such determination, to increase the Borrowing Base so that there is no longer any Borrowing Base Deficiency.

Mandatory Borrowing Base Reductions:
(a)    Prior to the First Scheduled Redetermination Date, any disposition of Oil and Gas Properties (including through casualty and condemnation) and the net effect of hedge modifications and early terminations shall result in an automatic reduction of the Borrowing Base in an amount equal to the aggregate Borrowing Base value attributed to such hedge agreements and Oil and Gas Properties, as the Agent deems appropriate in its sole discretion, in a manner consistent with its normal oil and gas lending criteria at the time of such determination, and based upon the engineered value attributed to such properties in the most recent reserve report, and a corresponding permanent reduction of the Maximum Revolving Commitments, and the Borrower shall be required to immediately prepay the Revolving Loans in the amount required by clause (a) of the section titled “Mandatory Prepayments (Revolving Facility)”; provided that in respect of swaps or exchanges of Oil and Gas Properties made by the Loan Parties in reliance on clause (b) of the section titled “Negative Covenants,” (i) such swap or exchange shall not result in a permanent reduction to the Maximum Revolving Commitments to the extent of the Borrowing Base value attributed to Oil and Gas Properties received by the Loan Parties in connection with such swap or exchange, as the Agent deems appropriate in its sole discretion, in a manner consistent with its normal oil and gas lending criteria at the time of such determination, and based upon the engineered value attributed to such Oil and Gas Properties in the most recent reserve report and (ii) for avoidance of doubt, the provisions of the final paragraph of the section titled “Borrowing Base and Borrowing Base Redetermination” shall apply to any mandatory Borrowing Base reduction resulting from such swap or exchange to the extent set forth in such paragraph.

(b)    After the First Scheduled Redetermination Date, if the sum of (i) the aggregate Borrowing Base value of Oil and Gas Properties disposed of (including through casualty and condemnation) during any six-month period between scheduled Borrowing Base Redeterminations occurring after the First Scheduled Redetermination Date plus (ii) the net effect of hedge modifications and early terminations during such period, is greater than (x) prior to the repayment, in full, of the Term Loans, $20,000,000 and (y) after the repayment in full of the Term Loans, 5% of the then-effective Borrowing Base, then the Borrowing Base shall be automatically reduced by an amount equal to the aggregate Borrowing Base value attributed to all such hedge agreements and Oil and Gas Properties, as the Agent deems appropriate in its sole discretion, in a manner consistent with its normal oil and gas lending criteria at the time of such determination, and based upon the engineered value attributed to such properties in the most recent reserve report, and the Borrower shall be required to immediately prepay the Revolving Loans in the amount required by clause (a) of the section titled “Mandatory Prepayments (Revolving Facility)”.

(c)    Upon any incurrence of any Permitted Unsecured Debt (to be defined as agreed by the Borrower and the Agent) pursuant to clause (e) of the section titled “Negative Covenants” after the Plan Effective Date (other than Permitted Refinancing Debt (to be defined as agreed by the Borrower and the Agent) to the extent such Permitted Refinancing Debt refinances or replaces the Revolving Loans (with a corresponding permanent dollar-for-dollar reduction of the Maximum Revolving Commitments (unless such debt is incurred in reliance on the Incurrence-Based Basket (as defined below)), the Term Loans and/or any other third-party debt for borrowed money existing on the Plan Effective Date (including permitted refinancings thereof) the Borrowing Base shall automatically and immediately be decreased by an amount equal to 25% of the aggregate notional amount of such funded debt (without regard to any original issue discount) issued or incurred at such time.

“Oil and Gas Properties” shall mean (a) hydrocarbon interests; (b) the properties now or hereafter pooled or unitized with hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any governmental authority) which may affect all or any portion of the hydrocarbon interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the hydrocarbon interests or the lands pooled or unitized therewith, or the production, sale, purchase, exchange, treatment, processing, handling, storage, transporting or marketing of hydrocarbons from or attributable to such hydrocarbon interests or the lands pooled or unitized therewith; (e) all hydrocarbons in and under and which may be produced and saved or attributable to the hydrocarbon interests or the lands pooled or unitized therewith, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the hydrocarbon interests or the lands pooled or unitized therewith; (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the hydrocarbon interests or the lands pooled or unitized therewith and (g) all properties, rights, titles, interests and estates, real or personal, now owned or hereafter acquired and situated upon, or used, held for use or useful in connection with the operating, working or development of any of such hydrocarbon interests or lands pooled or unitized therewith, or with the production, sale, purchase, exchange, treatment, processing, handling, storage, transporting or marketing of hydrocarbons from or attributable to such hydrocarbon interests or the lands pooled or unitized therewith, including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, pipelines, sales and flow lines, gathering lines and systems, field gathering systems, salt water disposal facilities, tanks and tank batteries, processing plants, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, facilities, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements, servitudes, licenses and other surface and subsurface rights together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Loan Parties or their respective Subsidiaries.

Closing Date:	The Plan Effective Date (the “Closing Date”).

Use of Proceeds:
The proceeds of Revolving Loans and other extensions of credit made (as opposed to Revolving Loans deemed made on the Plan Effective Date) from time to time under the Revolving Facility shall be used to fund ongoing working capital requirements and other general corporate purposes of the Borrower and its subsidiaries.

Financing Documentation:
The Facilities will be documented in customary exit financing documents, including without limitation, EEA Bail-In provisions, customary sanctions provisions and related definition updates, including policies and procedures in respect thereof, and as otherwise mutually agreed by the Agent and the Borrower, and as otherwise set forth in this Term Sheet), including loan agreements, guarantees, promissory notes, borrowing base certificates, compliance and other customary certificates, fee letter(s), and collateral documents required to grant and perfect the Agent’s first priority security interest in the collateral, including without limitation, security agreements, pledge agreements, financing statements, mortgages, deposit account control agreements, security account control agreements, and intellectual property security agreements each of which shall be consistent with the foregoing principles; provided that such documentation shall (a) contain terms and conditions set forth in this term sheet and such other changes as may be mutually agreed by the Borrower and the Agent and (b) give due regard to current market terms for restructured reserve based revolving credit facilities for borrowers emerging from bankruptcy (collectively, such documentation, the “Financing Documentation” and the principles described therein, the “Documentation Principles”).

Collateral:	The Obligations will be secured by valid and perfected first-priority security interests in and liens on all of the following (collectively, the “Collateral”):

(a)    100% of the equity interests of all present and future subsidiaries of any Loan Party (other than equity interests of non-wholly owned subsidiaries to the extent a lien in favor of the Administrative Agent cannot be granted without the consent of one or more third parties (other than the Parent and its subsidiaries and their respective affiliates) of any Loan Party);

(b)    substantially all of the tangible and intangible personal property and assets of the Loan Parties (including, without limitation, all equipment, inventory and other goods, accounts, licenses, contracts, intercompany loans, intellectual property and other general intangibles, deposit accounts, securities accounts and other investment property and cash); and

(c)    Oil and Gas Properties representing not less than (i) 95% of the NYMEX Strip PV-9 of the total proved reserves of the Loan Parties included in the most recent reserve report and (ii) 95% of the total value of all other Oil and Gas Properties of the Loan Parties included in the most recent reserve report, in each case, subject to customary exceptions to be agreed, which are consistent with the Documentation Principles.

All such security interests in personal property and all liens on Oil and Gas Properties and other real property will be created pursuant to the Financing Documentation and otherwise subject to the Documentation Principles.

Interest Rates:
At the Borrower’s option, the Revolving Loans and the Term Loans (collectively, the “Loans”) (other than Swingline Loans) will bear interest based on the Base Rate or LIBOR, plus the applicable Interest Margin (as defined below). Swingline Loans will bear interest at the Base Rate plus the applicable Interest Margin.

The interest margin (“Interest Margin”) shall be based upon utilization of the Borrowing Base (expressed as a percentage of outstanding loans and Letters of Credit under the Revolving Facility divided by the Borrowing Base) an Interest Margin according to the following grid:

(a)    in the case of the Revolving Facility, based upon utilization of the Borrowing Base (expressed as a percentage of outstanding Revolving Loans and Letters of Credit under the Revolving Facility divided by the Borrowing Base) an Interest Margin according to the following grid:

(b) and in the case of the Term Facility, an Interest Margin of 750 bps, for LIBOR borrowings, and 650 bps, for Base Rate borrowings;
provided that, as it applies to the Term Loans, in no event shall LIBOR be less than 1.00%.
Fees:
(a) Unused Line Fee. The Borrower shall pay to the Agent, for the account of the Revolving Lenders, an unused line fee (the “Unused Line Fee”) in an amount per annum equal to 50 bps on the average daily unused portion of the Maximum Revolving Commitments, payable quarterly in arrears. All accrued Unused Line Fees will be fully earned and due and payable quarterly in arrears for the account of the Lenders (other than Defaulting Lenders) under the Revolving Facility and will accrue from and after the Closing Date.

(b) Upfront Fees. The Borrower shall pay to Citibank, for the pro rata account of each of the Lenders (including each Consenting Senior Note Holder that becomes a Lender pursuant to the Backstop Commitment and otherwise in accordance with the terms of the Financing Documentation), upfront fees in an aggregate amount equal to 50 bps of the aggregate amount of the Facilities, which shall be fully earned and will be due and payable in full in cash on the Closing Date.

(c) Letter of Credit Fees. The Borrower shall pay to the Agent for the account of the Revolving Lenders a Letter of Credit fee (due quarterly) equal to the product of the LIBOR Margin and the undrawn amount of each Letter of Credit. In addition, Borrower shall pay to the Agent for the account of any Issuing Bank a fronting fee equal to the product of 0.375% and the undrawn amount of each Letter of Credit.

(d) Other Fees. Such other fees set forth in any fee letter (or similar) between the Agent and/or Lead Arranger and the Borrower.
Maturity Date:	(a) Revolving Facility. The final maturity of the Revolving Facility will occur on the 42-month anniversary of the Closing Date.
(b) Term Facility. The final maturity of the Term Facility will occur on the 45-month anniversary of the Closing Date.
Mandatory Prepayments (Revolving Facility):
(a)    Borrowing Base Redeterminations/Reductions. The Borrower shall prepay (and/or cash-collateralize Letters of Credit) Revolving Loans and other revolving credit exposure under the Revolving Facility in the amount of any Borrowing Base Deficiency arising or resulting from the circumstances described under the sections titled “Borrowing Base and Borrowing Base Redetermination” and “Mandatory Borrowing Base Reductions” above as set forth in such sections.

(b)    Anti-Hoarding. If on any business day any Revolving Loans are outstanding and/or there exists any other revolving credit exposure (other than undrawn Letters of Credit) and, at such time, the Loan Parties have Excess Cash, then the Borrower shall, within 1 business day, prepay such Revolving Loans (and cash-collateralize Letters of Credit) in an amount equal to such Excess Cash. As used herein, “Excess Cash” means the amount of unrestricted cash and cash equivalents of Parent and the other Loan Parties in excess of $35,000,000 in the aggregate minus the sum of, without duplication, (i) as of any date of determination, amounts on deposit or held in any Excluded Account, (ii) as of any date of determination, amounts designated to be paid as a purchase price under a binding acquisition agreement (solely in respect of acquisitions otherwise permitted under the Financing Documentation) within 30 days of such date and (iii) as of any date of determination, the good faith estimate of any then-issued checks or then-initiated wires or ACH transfers.
As used herein, “Excluded Accounts” means with respect to the Borrower or any Subsidiary, each deposit account that is not required to be subject to an account control agreement, to the extent such deposit account is solely (a) a payroll account containing a balance not exceeding the amount of payroll expenses for one payroll period at any time, (b) a tax withholding account, (c) zero balance accounts (other than lockbox accounts, to the extent account control agreements are permitted by the applicable depository bank), (d) a petty cash account containing a balance not exceeding $50,000 per account at any time and not to exceed $250,000 for all such petty cash accounts in the aggregate or (e) a trust account holding royalty payment and working interest payments solely to the extent constituting property of a third party held in trust.

(c)    All such mandatory prepayments will be applied to prepay outstanding Revolving Loans (without a permanent reduction to the Maximum Revolving Commitments (except as required in connection with any Borrowing Base Reduction described in clause (a) of the section titled “Mandatory Borrowing Base Reductions”)) and, in the case of clauses (a) and (b) of this section, to the extent required by the Financing Documentation, to cash-collateralize Letters of Credit outstanding under the Revolving Facility.

Mandatory Prepayments (Term Loan Facility):
After indefeasible payment or satisfaction in full, in cash, of the Revolving Loans and other obligations outstanding under the Revolving Facility and cash collateralization (or other arrangement satisfactory to the applicable Issuing Bank) of Letters of Credit outstanding under the Revolving Facility, the Term Loans under the Term Facility shall be prepaid, without premium or penalty (except LIBOR breakage costs) with the proceeds of asset sales, casualty events and indebtedness that is not otherwise permitted under the Financing Documentation, pursuant to terms and provisions that are customary for Term Loans of the type contemplated herein, subject to the Documentation Principles.

Optional Prepayments and Commitment Reductions (Revolving Facility):
Loans under the Revolving Facility may be prepaid at any time, in whole or in part, at the option of the Borrower, upon notice to the Agent and in minimum principal amounts and in multiples to be agreed upon with the Agent, without premium or penalty (except LIBOR breakage costs). Any optional prepayment of the Revolving Facility will be applied to prepay outstanding loans and cash-collateralize Letters of Credit outstanding under the Revolving Facility (except as otherwise set forth herein, without a permanent reduction in Maximum Revolving Commitments unless so elected by the Loan Parties or unless otherwise required by clause (e) of the section titled “Negative Covenants”).

The unutilized portion of the Maximum Revolving Commitments may be terminated, in whole or in part, at the option of the Borrower, upon notice to the Agent and in minimum principal amounts and in multiples to be agreed upon with the Agent.

Optional Prepayments (Term Facility):
The Term Loans may be prepaid, in whole or in part, at the option of the Borrower, upon notice and in minimum principal amounts and in multiples to be agreed upon, without premium or penalty (except LIBOR breakage costs), to the extent such prepayments are permitted by the Financing Documentation; provided that prior to the first anniversary of the Closing Date optional prepayments shall be required to be accompanied by the payment of a premium equal to 1.00% of the principal prepaid on such date.

Conditions to Closing:
In addition to the conditions set forth in the section titled “Conditions to All Extensions of Credit”, the closing of the Facilities will be subject to satisfaction of typical and customary conditions precedent, including but not limited to the following:

1.    the Plan, the Confirmation Order, and any related order of the Bankruptcy Court shall be in form and substance reasonably satisfactory to the Agent, including approval of the Facilities and releases and exculpations;

2.    the Confirmation Order shall be in full force and effect and shall not have been stayed, reversed, vacated or otherwise modified in a manner materially adverse to interests of the Agent and the Revolving Lenders or otherwise contrary to this Term Sheet or the Definitive Documentation;

3.    the Plan Support Agreement shall be in full force and effect and any Order approving same shall not have been stayed, reversed, vacated or otherwise modified in a manner materially adverse to interests of the Agent and the Revolving Lenders or otherwise contrary to this Term Sheet or the Definitive Documentation and all conditions to effectiveness of the Definitive Documentation shall have occurred or been waived by the respective parties thereto having the authority to waive such conditions;

4.    the Plan Effective Date shall have occurred, all conditions precedent to the effectiveness of the Plan shall have been fulfilled or waived as permitted therein, including, without limitation, all transactions contemplated in the Plan or in the Confirmation Order to occur on the Plan Effective Date shall have been substantially consummated in accordance with the terms thereof and in compliance with applicable law, Bankruptcy Court and regulatory approvals;

5.    the Agent shall have received satisfactory evidence as to the payment in full on the Plan Effective Date of all material administrative expense claims, priority claims and other claims required to be paid upon the Plan Effective Date;

6.    there shall have been no material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Loan Parties taken as a whole (other than as a result of the events leading up to, directly arising from or direct effects of the commencement or continuance of the bankruptcy proceedings) from the date of the execution and delivery by the Lenders of the Plan Support Agreement through the Closing Date;

7.    (a) execution and delivery of the Financing Documentation, and (b) the Agent, the Term Lenders and Revolving Lenders will have received (i) customary legal opinions as to the Loan Parties and the Financing Documentation (including, without limitation, customary opinions of local counsel), (ii) customary evidence of authority and incumbency, customary officers’ certificates, good standing certificates, in each case with respect to the Borrower and the Guarantors, and a solvency certificate for the Borrower and its subsidiaries on a consolidated basis after giving effect to the transactions contemplated by this Term Sheet and the Plan on the Closing Date and (iii) flood hazard diligence and documentation as required by the federal Flood Disaster Protection Act of 1973 or otherwise in a manner satisfactory to the Lenders;

8.    all documents and filings required to perfect or evidence the Agent’s first priority security interest in and liens on the Collateral (including, without limitation, all certificates evidencing pledged capital stock or membership or partnership interests, as applicable, with accompanying executed stock powers, all UCC financing statements to be filed in the applicable government UCC filing offices, all intellectual property security agreements to be filed with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, all deposit account and securities account control agreements and all mortgages, deeds of trust and real property filings) shall have been executed and/or delivered and, to the extent applicable, be in proper form for filing;

9.    the claims of the Debtors arising under the Prepetition Facility, including, without limitation, the Obligations (as defined in the Prepetition Credit Agreement) (the “Prepetition Obligations”) shall receive the treatment outlined in this Term Sheet, the Plan Support Agreement, and the Plan, the Prepetition Facility shall have been amended and restated pursuant to the Plan, and the DIP Facility shall have each been repaid in full (or, in the case of outstanding letters of credit, rolled into the Revolving Facility on terms and conditions satisfactory to the applicable issuing banks under the Revolving Facility and the Agent) and the commitments thereunder terminated, and all security interests related thereto shall have been terminated substantially concurrently with the Closing Date;

10.    the Agent shall have received an ACORD evidence of insurance certificate evidencing coverage of the Loan Parties and their respective subsidiaries and naming the Agent in such capacity for the Lenders as additional insured on all liability policies and loss payee on all property insurance policies;

11. all required governmental and third party consents and approvals shall have been obtained and shall be in full force and effect;

12.    all fees and, to the extent invoked at least 1 business day prior to the Closing Date, out-of-pocket expenses required to be paid on the Closing Date under the Plan in connection with the Facilities, including the reasonable fees and expenses of counsel and financial advisors to the Agent, shall have been paid in full in cash;

13.    the Borrower and the other Loan Parties (other than the Parent) shall demonstrate Liquidity of not less than $100,000,000 on the Closing Date, after giving effect to the transactions contemplated hereby and under the Plan;

14.    the Prepetition RBL Lenders shall have received all net cash proceeds in an amount not less than [$75] million upon the consummation of the transactions concerning the sale of all of the Debtors’ right, title, and interest in, and to, certain oil and gas properties in Glasscock County, Texas;

15.    Debtors shall have paid to the Prepetition RBL Lenders all other payments as provided for in the Plan Support Agreement and the Plan, which amounts shall be applied to the repayment of the Prepetition Obligations in accordance with the Plan;

16. the Debtors shall have received net cash proceeds from the consummation of the [Rights Offering] and the [Equity Investment] in an aggregate amount not less than $275 million;
17. certain of the Consenting Senior Note Holders shall have paid, in cash, to the Agent, for application in accordance with the Plan, $31.25 million pursuant to the Backstop Commitment;

18.    the Agent shall be in receipt of one or more intercreditor agreements, which shall, subject to the Documentation Principles, contain terms and provisions satisfactory to the Agent in its sole discretion, duly executed and delivered by the Loan Parties, the Second Lien Noteholders (or the indenture trustee for such Second Lien Noteholders), the Term Lenders, the holders of the Alternative Term Loans (or their agent) and the Agent;

19.    after giving effect to the transactions contemplated hereby and under the Plan on the Closing Date, the Borrower and the other Loan Parties shall not have any Excess Cash, or shall prepay the Revolving Loans on the Closing Date such that, after giving effect to such prepayment, the Borrower and the other Loan Parties do not have any Excess Cash;

20.    the Borrower will have entered into new hedging agreements for no less than 80% of forecasted PDP through Cal’ 18, new hedging agreements for no less than 60% of forecasted PDP through Cal’ 19 and new hedging agreements for no less than 40% of forecasted PDP through Cal’ 20 (collectively, the “Minimum Hedging Requirements”);   All such hedge agreements must be secured by the liens granted pursuant to the Financing Documentation and entered into with Lenders (or their affiliates); and .
1.    the Agent shall have received a reserve report, dated as of March 31, 2017, prepared by a third party petroleum engineers satisfactory to the Agent, which report shall use economic parameters (including but not limited to, hydrocarbon prices, escalation rates, discount rate assumptions, and other economic assumptions) acceptable to Agent; and

2. the Agent shall have received an updated business plan for the Borrower and its subsidiaries after giving effect to the transactions contemplated hereby and under the Plan on the Closing Date.

Conditions to All Extensions of Credit:
Each extension of credit under the Facilities will be subject to satisfaction of the following: (a) all of the representations, warranties, and covenants in the Financing Documentation shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of the date of such extension of credit, or if such representation speaks as of an earlier date, as of such earlier date; (b) no default or event of default under the Facilities shall have occurred and be continuing or would result from such extension of credit; (c) delivery of a customary borrowing notice; and (d) the Loan Parties shall be in compliance with the anti-hoarding requirements, before and after giving effect to such extension of credit.

Cash Management:
The Loan Parties and their subsidiaries shall maintain their cash management system as it existed prior to the Closing Date, with such changes as may be mutually agreed by the Agent and the Borrower.  Notwithstanding anything to the contrary contained herein, in no event shall any Loan Party be required to make subject to an account control agreement any account with an average balance of less than $1 million; provided, however, that the average balance of all accounts so excluded shall not exceed $5 million in the aggregate at any time (all accounts other than (a) Excluded Accounts (as defined below) and (b) accounts not subject to account control agreements pursuant to this sentence, collectively, “Controlled Accounts”). Each Controlled Account shall be subject to a control agreement, in form and substance satisfactory to the Agent, which agreement shall transfer control of such account to the Agent upon delivery of notice by the Agent to the financial institution maintaining such account.

Representations and Warranties:
Subject to the Documentation Principles, the Financing Documentation will contain representations and warranties subject to exceptions are customary for transactions of this type as mutually agreed (which will be applicable to the Loan Parties and their subsidiaries).

Affirmative Covenants:
Subject to the Documentation Principles, the Financing Documentation will contain affirmative covenants subject to limitations and modifications as are customary for transactions of this type as mutually agreed (which will be applicable to the Loan Parties and their subsidiaries).

On or before April 1 and October 1 of each year, commencing April 1, 2018, the Borrower shall furnish to the Administrative Agent and the Lenders a reserve report evaluating the proved Oil and Gas Properties of the Loan Parties as of the immediately preceding January 1 and July 1. The reserve report as of January 1 of each year shall be prepared by one or more approved petroleum engineers. The July 1 reserve report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower and such reserve report shall be accompanied by customary certifications of such chief engineer and a responsible officer of the Borrower.

Negative Covenants:
The Financing Documentation will contain negative covenants subject to limitations and modifications as are customary for transactions of this type as mutually agreed (which will be applicable to the Loan Parties and their subsidiaries):

(a) limitation on liens;

(b)    limitation on disposition of assets other than (i) the disposition by way of an exchange of any Oil and Gas Properties that are exchanges solely of acreage in an aggregate of 5,000 acres or less for other Oil and Gas Properties that are acreage only, in each case in a single transaction or series of related transactions; provided that such exchange of acreage is
(A) for Oil and Gas Property located in the United States,
(B) does not include proved reserves,
(C) qualifies for non-recognition of gain or loss under the provisions of Section 1031 of the Internal Revenue Code, and
(D) the consideration comprised of property or property and cash received in respect of such disposition by way of exchange shall be equal to or greater than the fair market value of the property subject of such disposition (as determined in good faith by a financial officer of the Borrower);
and (ii) the disposition by way of exchange of any Oil and Gas Property with proved reserves; provided that, in addition to the foregoing requirements in clauses (A), (C) and (D) above, such disposition by way of exchange
(x) shall be subject to compliance with the terms and provisions in the section titled “Mandatory Borrowing Base Reductions” and
(y) pro forma Revolving Facility availability giving effect to such disposition of at least 15% of the then-effective Borrowing Base.

(c) limitation on consolidations and mergers;

(d)    limitation on loans and investments other than in respect of:
(i) investments in general or limited partnerships or other types of entities (each a “ venture ”) entered into by the Loan Parties with non-affiliated persons in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, treatment and storage (ii) the interest in such venture is on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding, an amount equal to $25,000,000 (which amount shall be calculated giving effect to any amounts received in return for such investment, including the amount of capital returned, distributions paid or principal repaid); and
(ii) investments made in connection with Permitted Acquisitions (as defined below); provided that
(A) the Borrower promptly complies with the applicable guarantee and collateral requirements in the Financing Documentation in connection with such acquisition;
(B) no default or event of default exists before or after giving effect to such acquisition;
(C) pro forma Total Net Leverage Ratio (as defined below) is less than 4.25-to 1.00;
(D) pro forma Revolving Facility availability of at least 15%;
(E) prior to, or concurrently with the consummation of such acquisition, the Term Loans (including permitted refinancings thereof) shall be repaid in full; and
(F) the Agent shall have received a certificate as to compliance with such conditions (including calculations therefor);
(iii) other investments in respect of Permitted Acquisitions so long as the aggregate investments made by the Loan Parties in connection with such Permitted Acquisitions does not exceed $25,000,000 (excluding any portion of such Permitted Acquisitions paid in the form of, or with the proceeds of, any equity issuance by the Parent of any common equity in respect thereof); provided, further, that, in connection with any such Permitted Acquisition, the Borrower promptly complies with the applicable guarantee and collateral requirements in the Financing Documentation, no default or event of default exists before or after giving effect to such Permitted Acquisition and the Agent shall have received a certificate as to compliance with such conditions;

“Permitted Acquisition” means any acquisition that meets all of the following requirements:

   (a) no less than five (5) Business Days prior to the proposed closing date of such acquisition (or such shorter period of time as the Agent may agree to in its sole discretion), the Borrower shall have delivered written notice of such acquisition to the Agent, which notice shall include the proposed closing date of such acquisition;

   (b) such acquisition shall not be a ‘hostile’ acquisition;

   (c) the person or business to be acquired shall be in a line of business permitted pursuant to the negative covenant referred to in clause (l) of this section;

   (d) if such acquisition is a merger or consolidation, the Borrower or a Guarantor shall be the surviving person and no Change in Control (to be defined as agreed by the Borrower and the Agent) shall result therefrom;

   (e) no later than five (5) Business Days prior to the proposed closing date of such acquisition (or such shorter period of time as the Agent may agree in its sole discretion), the Borrower shall have delivered to the Agent an Officer’s Compliance Certificate for the most recent fiscal quarter end preceding such acquisition for which financial statements are available demonstrating, in form and substance reasonably satisfactory to the Agent, (i) that the Borrower is in compliance on a pro forma basis calculated in a manner acceptable to the Agent (as of the date of the acquisition and after giving effect thereto and to any indebtedness assumed in connection therewith) with each financial covenant, (ii) that no default or event of default is continuing or will exist after giving effect to such acquisition, (iii) in respect of Permitted Acquisitions pursuant to clause (d)(ii) of the section titled “Negative Covenants” above, that the Total Net Leverage Ratio calculated on a pro forma basis calculated in a manner acceptable to the Agent (as of the proposed closing date of the acquisition and after giving effect thereto and to any indebtedness assumed in connection therewith) shall be less than 4.25:1.00 and (iv) in respect of Permitted Acquisitions pursuant to clause (d)(ii) of the section titled “Negative Covenants” above, that Revolving Facility availability, on a pro forma basis, is at least 15%; and

   (f) no later than one (1) business day (or three (3) business days (or such shorter period as the Agent may agree to in its sole discretion) if any proceeds of any advance are to be applied to fund such Acquisition, in whole or in part) prior to the proposed closing date of such acquisition the Borrower, to the extent requested by the Agent, shall have delivered to the Agent copies of substantially final Permitted Acquisition Documents (to be defined as agreed by the Borrower and the Agent).

(e)    limitations on indebtedness including, without limitation, a prohibition on the incurrence of third party indebtedness for borrowed money other than
(i)    Permitted Unsecured Debt (to be defined as agreed by the Borrower and the Agent) that is Permitted Refinancing Debt (to be defined as agreed by the Borrower and the Agent) to the extent used to repay the Revolving Loans (with a corresponding dollar-for-dollar permanent reduction of the Maximum Revolving Commitments), the Term Loans and/or any other third party indebtedness for borrowed money existing on the Plan Effective Date (including permitted refinancings thereof)) and
(ii)    Permitted Unsecured Debt (to be defined as agreed by the Borrower and the Agent) so long as (the Incurrence-Based Basket”):
(A) the pro forma Total Net Leverage Ratio is less than 4.25:1.00,
(B) no default or event of default exists before or after giving effect to such incurrence; and
 (C) other than in connection with any Permitted Unsecured Debt constituting Permitted Refinancing Debt the net proceeds of which are used to repay the Revolving Loans prior to, or concurrently with such incurrence, the Term Loans (including permitted refinancings thereof) shall be repaid in full;

(iii) limitation on transactions with affiliates;
(iv) limitations on margin stock;
(v) limitations on contingent obligations;

(vi)    limitations on restricted debt payments (excluding scheduled amortization on the Term Loans but including restrictions on repurchases, redemptions, prepayments, repayments defeasances and other acquisitions or retirements for value in respect of the Second Lien Notes, the Term Loans and the Alternative Term Loans and, in each case, permitted refinancings thereof); provided that restricted debt payments shall be permitted:
(I) (x) in respect of the Term Loans and (y) after the repayment, in full, of the Term Loans (or any permitted refinancing thereof), in respect of the Second Lien Notes, in each case, with the net proceeds of certain equity issuances by the Parent and/or exchanges of equity of the Parent on terms to be agreed in the Financing Documentation;
(II) in respect of the Second Lien Notes and the Term Loans, with the net proceeds of permitted refinancing debt on terms to be agreed in the Financing Documentation; and
(III)  in respect of the Second Lien Notes (to the extent amounts to be used for such payment are not otherwise required to be applied to the Revolving Loans (or other revolving credit exposure), including as a result of any Borrowing Base Deficiency or reduction of the Borrowing Base) and/or the Term Loans pursuant to the terms of the Financing Documentation) so long as
   (i) no default or event of default exists before or after giving effect thereto;
   (ii) pro forma Total Net Leverage Ratio (to be defined) is less than 3.50 to 1.00;
   (iii) pro forma Revolving Facility availability of at least 15%;
   (iv) prior to, or concurrently with such payment, the Term Loans (including permitted refinancings thereof) shall be repaid in full; and
   (v) the Agent shall have received a certificate as to compliance with such conditions (including calculations therefor);

(vii)    limitations on restricted payments (including dividends, distributions, redemptions and repurchases of equity); provided that restricted payments shall be permitted after the First Scheduled Redetermination Date so long as (i) no default or event of default exists before or after giving effect thereto, (ii) the pro forma Total Net Leverage Ratio (to be defined) is less than 2.50 to 1.00, (iii) pro forma Revolving Facility availability of at least 15%, (iv) prior to, or concurrently therewith, subject to the other provisions in this Term Sheet, the Term Loans (including permitted refinancings thereof) shall be repaid in full and (v) the Agent shall have received a certificate as to compliance with such conditions (including calculations therefor);

(viii) limitations on derivative contracts (as set forth in greater detail below);
(ix) limitations on change in business nature, amendments to organization documents, documents governing material indebtedness and corporate structure;

(x) limitations on accounting changes;
(xi) ERISA compliance; and
(xii) limitations on restrictions affecting the ability of subsidiaries to guarantee the loans, grant liens securing the loans or make distributions to the Borrower.

“Total Net Leverage Ratio” means the ratio of (x) consolidated third-party indebtedness for borrowed money (including, without limitation, the Revolving Loans, the Term Loans, the Alternative Term Loans and the Second Lien Notes), purchase money indebtedness and capitalized lease obligations, in each case, of the Borrower and its subsidiaries, net of cash and cash equivalents of the Loan Parties subject to a first-priority perfected security interest in favor of the Agent to (y) EBITDA for the immediately preceding twelve months ending as of the most recently ended fiscal quarter for which financial statements have been delivered to the Lenders.

Financial Covenants:	Limited to the following financial covenants:

(a) First Lien Net Leverage Ratio. As of the last day of each fiscal quarter of the Borrower, commencing with the third full fiscal quarter after the Closing Date, the ratio of (x) First Lien Indebtedness (as defined below) and net of cash and cash equivalents of the Loan Parties subject to a first-priority perfected security interest in favor of the Agent to (y) EBITDA for the immediately preceding twelve months then ending (the “First Lien Net Leverage Ratio”) shall not exceed

“First Lien Indebtedness” means consolidated third-party indebtedness for borrowed money (including, without limitation, the Revolving Loans, the Term Loans and the Alternative Term Loans), purchase money indebtedness and capitalized lease obligations, in each case, of the Borrower and its subsidiaries, which indebtedness is secured on a first-priority basis.

(b) Consolidated Current Ratio. As of the last day of each fiscal quarter of the Borrower, commencing with the first full fiscal quarter ending after the Closing Date, the Borrower will not permit the ratio of (i) consolidated current assets (including the Available Funds (as defined below), but excluding non-cash assets under ASC 815) to (ii) consolidated current liabilities (excluding non-cash obligations under ASC 815 and current maturities under this Agreement) to be less than 1.0 to 1.0. This ratio shall be computed for the Parent, the Borrower and the Subsidiaries on a consolidated basis.

(c) Asset Coverage Ratio. The Borrower will not permit the Asset Coverage Ratio to be less than 1.25:1.00, tested as of each January 1 and July 1 occurring prior to the First Scheduled Redetermination Date.

“Asset Coverage Ratio” shall mean the ratio of (a) the PV-9 (based on Strip Pricing) of the total proved reserves (provided that the “proved developed non-producing” reserves and “proved undeveloped” reserves included in such calculation shall not exceed 40% of the “total proved” reserves) of the Loan Parties attributable to properties in the Borrowing Base (it being understood that, solely for the purposes of calculating the Asset Coverage Ratio, reimbursable COPAS expenses may, without duplication, be added to such PV-9 value of the total proved reserves) plus net mark-to-market value of the Derivatives Contracts to (b) First Lien Indebtedness.
“Strip Pricing” means the average closing price over the preceding ninety (90) days prior to the date of the applicable reserve report, (a) for the remainder of the then-current calendar year, the average NYMEX Pricing for the remaining months in such calendar year, (b) for each of the succeeding four (4) complete calendar years, the average NYMEX Pricing for the twelve months in each such calendar year, and (c) for the succeeding fifth complete calendar year and each calendar year thereafter, the average NYMEX Pricing for the twelve months in such fifth calendar year.

“EBITDA” shall be defined in a manner substantially consistent with the definition thereof in the Prepetition Credit Agreement.

“Available Funds” means, at the time of determination, the amount by which (a) the lesser of (i) the amount of the Borrowing Base as then in effect at such time and (ii) the amount of the aggregate Revolving Commitments at such time, exceeds (b) the total revolving credit exposure for all Lenders at such time.

Hedging Requirements:
All hedging agreements shall be entered into, on a secured basis, with a Lender (or an affiliate thereof), as the hedging counterparty, or on an unsecured basis with counterparties reasonably acceptable to the Administrative Agent; provided that no Borrowing Base value shall be given to any such unsecured hedging agreements.
Minimum Hedging. The Borrower shall at all times maintain hedging agreements in accordance with the Minimum Hedging Requirements.
Maximum Hedging. The Borrower may enter into hedging agreements with Lenders (or any of their respective affiliates) to limit or reduce market price risk, subject to customary adjustments for asset sales and early termination options acceptable to hedge providers; provided that no such hedging agreement, at the time it is entered into, when aggregated with all permitted hedging agreements shall exceed the greater of (i) 85% of the projected production for the next five year period and (ii) 100% of PDP in year 1, 100% of PDP in years 2 through 3, 90% of PDP in years 3 through 4, 90% of PDP in years 4 through 5 and 85% of PDP thereafter, in each case, as determined by reference to the most recent reserve report.

Events of Default:
Subject to the Documentation Principles, substantially similar to the events of default in the Prepetition Credit Agreement, except as mutually agreed with the Agent and as otherwise set forth in this Term Sheet, each subject to limitations and modifications as are customary for transactions of this type as mutually agreed (which will be applicable to the Loan Parties and their subsidiaries).

Amendments and Waivers:
Amendments and waivers of the Financing Documentation will require the approval of the Revolving Lenders holding more than 50% of the Aggregate Revolving Commitments, except that the consent of (a) each Revolving Lender shall be required in connection with (i) any increase of the Borrowing Base and (ii) changing any provision specifying the number or percentage of Revolving Lenders required to amend or waive any Financing Documentation (other than a provision amendments or waivers with respect to the matters set forth in clauses (c) and (d) below which shall require the consent of each Lender, (b) Revolving Lenders holding more than 66-2/3% of the Aggregate Revolving Commitments shall be required to decrease or maintain the Borrowing Base, (c) each Lender shall be required in connection with (i) changing any provision specifying the number or percentage of Lenders required to amend or waive any Financing Documentation in respect of the matters described in this clause (c) and clause (d) below and (iii) releasing any guarantor (except in connection with a permitted transaction) or all or substantially all of the Collateral, and (d) each affected Lender shall be required in connection with (i) any increase or extension of its commitment, (ii) the postponement of any scheduled date for payment of principal, interest, fees or other amount payable to such Lender, (iii) any reduction in the principal amount of any loan, interest rate, fee or other amount payable to such Lender and (iv) altering the pro rata sharing of payments. For clarification purposes, each Consenting Senior Note Holder that purchases a portion of the Term Loans as set forth herein shall be entitled to vote their pro rata portion of the Term Loans as described above, notwithstanding such Term Lenders’ status as an affiliate of the Parent and its subsidiaries.

Expenses and Indemnification:	Subject to the Documentation Principles, customary for facilities of this type.
Submission to Jurisdiction
Governing Law and Forum:	New York.

ANNEX A
GUARANTORS

Guarantor	Jurisdiction of Organization
[●]

ANNEX B

The assets in Glasscock County sold to OXY USA, INC. pursuant to the Sale Order entered May
19, 2017 [Docket # 761]

Andrews County acreage and wells that the company is proposing to sell to Diamondback

Dewitt County acreage and wells the Borrower is proposing to sell to Fletcher Petroleum

Eddy County acreage the Borrower is proposing to sell to Colgate Energy

Winkler County acreage and wells the Borrower is proposing to sell to Forge Energy